Filed Pursuant to Rule 424(b)(3)

Registration No. 333-240260

PROSPECTUS SUPPLEMENT NO. 4

(to prospectus dated April 2, 2021)

Immatics N.V.

39,332,281 ordinary shares

This prospectus supplement amends and supplements the prospectus dated April 2, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-240260). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in Exhibit 99.1 of our Report on Form 6-K furnished to the Securities and Exchange Commission on June 22, 2021 (the “Form 6-K”). Accordingly, we have attached Exhibit 99.1 of the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are traded on The Nasdaq Stock Market LLC (the “Nasdaq”) under the symbol “IMTX.” On June 22, 2021, the last reported sale price of our ordinary shares as reported on Nasdaq was $11.78 per share.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered by the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 22, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

June 22, 2021

Commission File Number: 001-39363

IMMATICS N.V.

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F	☒	Form 40-F	☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Exhibit 99.1

Immatics N.V.

Annual General Meeting of Shareholders

June 17, 2021 - 2:00 p.m. CEST

MINUTES of the proceedings at the annual general meeting of Immatics N.V., a public company under Dutch law, having its seat in Amsterdam, the Netherlands, and its address at Paul-Ehrlich-Strasse 15, 72076 Tübingen, Germany, registered with the Dutch trade register under number 77595726 (the "Company"), held at the offices of CMS in Amsterdam, the Netherlands, on 17 June 2021 at 14.00h CET.

Chairman and secretary

Harpreet Singh (CEO of the Company, present in person) acts as chairman of the meeting and Martijn van der Bie (civil law notary with CMS, present in person) as secretary.

Opening

The chairman opens the meeting. It is noted that the meeting takes place in accordance with the articles of association of the Company and Dutch law. The convocation, agenda and other meeting documents were available on the Company website as of 26 May 2021 and filed with the US Securities and Exchange Commission on SEC Form 6-K on 26 May 2021.

It is noted that a total of 62,908,617 ordinary shares in the capital of the Company are issued and outstanding. The holders of not less than 38,027,844 ordinary shares are present in person or by proxy. 60.44% of the voting power on the outstanding shares is present or represented at the meeting. Each share confers the right to cast one vote.

It is noted that no persons with meeting rights have submitted resolutions for adoption at the general meeting.

Consideration

The chairman considers the agenda of the meeting, which includes the consideration of the annual accounts over the financial year ended on 31 December 2020.

Voting

Since the attendees indicated they had no questions or comments in respect of the items included on the agenda for the meeting, the chairman proceeds and puts each of the voting items on the agenda to the vote. The chairman notes that each voting item is adopted with the requisite majority.

Close

There being no further questions or comments from the attendees, the chairman closes the meeting.

(signature page follows)